GOODWILL PURCHASE AGREEMENT

THIS GOODWILL PURCHASE AGREEMENT dated as of the 18th day of December, 2013 (this "Agreement") is by and between The SpendSmart Payments Company, a California corporation (the "Purchaser"), The SpendSmart Payments Company, a Colorado Corporation (the “Parent”) and Alex Minicucci, a resident of the State of California (the "Seller", and together with the Purchaser and the Parent, the "Parties"). Capitalized terms used and not defined herein shall have the meaning set forth in the Asset Purchase Agreement (defined below).

RECITALS

WHEREAS, the Seller independently developed, and is the owner of certain intellectual property, know-how, close business relationships, goodwill, trade secrets, processes, methods, research records, knowledge and other information related thereto (the "Goodwill"), used in connection with the business of providing mobile marketing services through the use of proprietary social and mobile marketing tools which the Purchaser is acquiring from Intellectual Capital Management, Inc. (the "Business"); and

WHEREAS, the Seller desires to sell to the Purchaser the Goodwill and the Purchaser desires to acquire the Goodwill, upon the terms, in the manner and subject to the conditions hereinafter set forth.

WHEREAS, the Seller is not subject to any noncompetition or similar restrictive covenant relating to the ownership, use or assignment of the Goodwill;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations and warranties contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

PURCHASE AND SALE OF THE GOODWILL

SECTION 1.1. The Closing. The sale and transfer of the Goodwill and the consummation of all of the other transactions contemplated by this Agreement (the "Closing") shall occur at the offices of Ruskin Moscou Faltischek, P.C., Uniondale, New York, at 10:00 a.m., local time, on or before December 31, 2013, as the same may be extended by the Purchaser, provided the Purchaser and Seller are in compliance with their respective obligations hereunder (the applicable date of the Closing being referred to as the "Closing Date"). At the Closing, the Seller and the Purchaser shall exchange certificates, instruments and other documents required to be delivered under Article VI hereof.

SECTION 1.2. Purchase and Sale of the Goodwill. At the Closing, the Seller shall sell, assign and transfer to the Purchaser, free and clear of all liens, pledges, security interests, mortgages, claims, debts, charges, agreements or other encumbrances or restrictions on transfer of any kind whatsoever (collectively, the "Encumbrances"), all of the Goodwill. The Goodwill shall include, but not be limited to, all of Seller's rights and interests in its: (a) licenses and permits, which may require consent to assignment; (b) patents, trademarks, copyrights and all other intellectual property, which may require consent to assignment; (c) know how and trade secrets; (d) goodwill; and (e) copies of all files, books and records related thereto. If the Seller has any rights in or to the Goodwill that cannot be assigned and transferred to the Purchaser, the Seller hereby irrevocably and unconditionally waives the enforcement of such rights and all claims and causes of action of any kind as to the Goodwill against the Purchaser, and its designees with respect to such rights.

ARTICLE II.

CONSIDERATION FOR TRANSFER

SECTION 2.1. Purchase Price. The purchase price (the “Purchase Price”) shall consist of:

(a) Cash in the amount of $450,000 at the Closing upon simultaneous closing of a minimum of $3,000,000 in gross proceeds raised in the “Financing” which means an equity financing completed by the Company, in form and substance satisfactory to the Company, resulting in gross proceeds of at least $3,000,000 and up to a maximum of $10,000,000.

(b) An additional cash payment in the amount of $450,000 to be paid upon the closing of a minimum of $7,500,000 in gross proceeds raised in the Financing.

(c) Additional cash payments from the Buyer, commencing on the first full fiscal quarter following the Closing and for the twelve (12) successive quarters thereafter, equal to fifteen percent (15%) of the earnings generated by the Business before interest, taxes, depreciation and amortization, determined in accordance with GAAP ("EBITDA") multiplied by a factor of 0.9 (the "Earn-Out Payments"), provided, however, that such Earn-Out Payments shall not exceed One Million Eight Hundred Thousand Dollars ($1,800,000) in the aggregate and shall not be less than Forty-Five Thousand Dollars ($45,000) for each of the first eight (8) successive, full quarters following the Closing. The Earn-Out Payments shall be paid not later than forty-five (45) days following end of each quarter. For the purposes of calculating the Seller’s EBITDA in Section 2.1(c) and 2.1(d), any expenses or portions of expenses incurred by the Seller that are specific or attributable solely to the Purchaser and that are not attributable to the Business shall be excluded as expenses of the Seller.

(d) An additional cash payment (the "Additional Earn-Out Payment") following the fiscal year of the Purchaser ending September 30, 2015 (the "Additional Earn-Out Payment Period") if, and only if, the Parent EBITDA for the applicable Additional Earn-Out Payment Period equals or exceeds Two Million Dollars ($2,000,000) (the "Targeted EBITDA"). The Additional Earn-Out Payment shall equal one-sixth of the Targeted EBITDA, multiplied by a factor of 0.9, and shall not exceed Nine Hundred Thousand Dollars ($900,000) in the aggregate. The Purchaser shall pay the Additional Earn-Out Payment within ninety (90) days following the end of the Additional Earn-Out Payment Period.

SECTION 2.2. Allocation of Purchase Price. The Purchase Price has been allocated among the Goodwill consistent with the requirements of Section 1060 and the regulations promulgated thereunder. The parties agree to complete jointly and to file separately Form 8594 with its federal income tax return consistent with such allocation for the tax year in which the Closing occurs.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF

THE SELLER

For purposes hereof, “Seller's knowledge” or “the best of the Seller's knowledge” shall mean the knowledge of the Seller and any manager, officer and/or employee of the Seller, and shall include information which such individuals actually knew or should have known through the performance of the duties of such individuals in a manner that is customary in the industry including the Business. The Seller represents and warrants to the Purchaser, as of the date hereof (except as to any representation or warranty which specifically relates to an earlier date), and as of the moment immediately prior to Closing, as follows:

SECTION 3.1. Authorization. The Seller has full power and authority to perform the transactions contemplated by this Agreement. The Seller's execution and delivery of this Agreement and the Related Documents and its performance of the transactions contemplated herein have been duly authorized by the Seller. This Agreement and the Related Documents have been duly and validly executed and delivered by the Seller and constitute legal, valid and binding obligations of the Seller, enforceable in accordance with their terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency or similar laws relating to creditors' rights and remedies generally.

SECTION 3.2. No Violation. Neither the execution nor delivery of this Agreement or the Related Documents by the Seller and the performance of the Seller's obligations hereunder and thereunder, nor the purchase and sale of the Goodwill, will not: (a) constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or require the consent of any other party to, or result in the acceleration of, or entitle any party to accelerate any obligation under, or result in the loss of any benefit under, any agreement to which the Seller is a party, or give rise to the creation of any Encumbrance upon any of the Goodwill; or (b) violate any order, writ, judgment, injunction, decree, statute, law, rule, regulation or ordinance of any court or governmental, quasi-governmental or regulatory department or authority ("Governmental Authority") applicable to the Seller or the Goodwill.

SECTION 3.3. Ownership. All of the Goodwill is owned, and immediately prior to the Closing will be owned, by the Seller, free and clear of all liens, encumbrances, claims, options, security interests, calls and commitments of any kind. The Seller each have full legal right, power and authority to enter into this Agreement and to sell, assign and transfer the Goodwill to the Buyer and, on the Closing Date, the sale and assignment of the Goodwill to the Buyer hereunder will transfer to the Buyer valid title thereto, free and clear of all liens, encumbrances, claims, options, security interests and commitments of any kind.

SECTION 3.4. Consents and Approvals. No filing or registration with, no notice to, and no permit, authorization, consent or approval of any Governmental Authority or any other person is necessary for the Seller to execute and deliver this Agreement and the Related Documents, including all contract and lease assignments or to enable the Purchaser after the Closing to continue to conduct the Business as presently conducted.

SECTION 3.5. Litigation. There is no action, dispute, suit, litigation, hearing, inquiry, proceeding, arbitration or investigation pending or threatened against the Seller or any of his properties, assets or rights, before any court, arbitrator or Governmental Authority, nor is there any judgment, decree, injunction, rule or order of any court, arbitrator or Governmental Authority outstanding against, and unsatisfied by, the Seller (any of the foregoing being herein referred to as "Existing Litigation"), nor does the Seller know of any fact or condition which could reasonably be expected to serve as a basis for the assertion of any such action, suit, inquiry, judicial or administrative proceeding, arbitration or investigation. There is no action, suit, proceeding or investigation by any Seller pending or that the Seller intends to initiate or is considering initiating.

SECTION 3.6. Brokers' Fees and Commissions. The Seller has not employed any investment banker, broker, finder or intermediary, and no fee or other commission is owed to any third party, in connection with the transactions contemplated herein.

SECTION 3.7. Proprietary Rights. Set forth in Schedule 3.7 of the Disclosure Schedule is a complete and accurate list of all patents, registered copyrights, trademarks, trade names, trade secrets and all other intellectual property in which the Seller has proprietary rights and which relates to the Goodwill (hereinafter referred to as the "Proprietary Rights") and all licenses, sublicenses or other agreements with respect thereto. The Seller owns all of the Proprietary Rights and to the best of Seller’s knowledge, the use of such Proprietary Rights does not infringe upon the rights of any other person or entity. The Seller has not received any notice of a claim of such infringement nor was any such claims the subject of any action, suit or proceeding involving the Seller. The Seller has no knowledge of any infringement or improper use by any third party of the Proprietary Rights, nor has the Seller instituted any action, suit or proceeding in which an act constituting an infringement of any of the Proprietary Rights was alleged to have been committed by a third party.

SECTION 3.8. Untrue or Misleading Statements. No representation or warranty contained in this Article III contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller, as of the date hereof (except as to any representation or warranty which specifically relates to an earlier date) and immediately prior to Closing, as follows:

SECTION 4.1. Organization and Qualification. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of California, with all requisite power and authority and legal right to own assets, to lease properties, and to conduct its business as presently conducted.

SECTION 4.2. Authorization. The Purchaser has full corporate power and authority to execute and deliver this Agreement and the Related Agreements and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the Related Documents by the Purchaser and the performance by the Purchaser of its obligations hereunder have been duly authorized by all requisite corporate action. This Agreement and the Related Documents have been duly and validly executed and delivered by the Purchaser and constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, or similar laws relating to creditors' rights and remedies generally.

SECTION 4.3. No Violation. Neither the execution and delivery of this Agreement and the Related Documents by the Purchaser, nor the performance by the Purchaser of its obligations hereunder, will: (a) violate or result in any breach of any provision of the Purchaser's certificate of incorporation or by-laws; or (b) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or Governmental Authority applicable to the Purchaser.

SECTION 4.4. Consents and Approvals. Except as listed on Schedule 4.4 of the Disclosure Schedule, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any Governmental Authority not heretofore delivered to the Seller is necessary for the Purchaser's consummation of the transactions contemplated herein.

SECTION 4.5. Brokers' Fees and Commissions. Neither the Purchaser nor any of its shareholders, directors, officers, employees or agents has employed any investment banker, broker, finder or intermediary, and such no fee or other commission is owed to any third party, in connection with the transactions contemplated herein except as set forth in Schedule 4.5 hereof.

SECTION 4.6. Untrue or Misleading Statements. No representation or warranty contained in this Article IV contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE PARENT

SECTION 5.1. Organization. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has all requisite power and authority to lease its properties and to conduct its business as it is presently conducted. The Parent is qualified to do business and is in good standing in each jurisdiction in which it owns assets, leases property or conducts its business. The Parent has delivered to the Seller true and complete copies of the Parent's articles of organization and operating agreement, and all amendments thereto.

SECTION 5.2. Authorization. The Parent has full power and authority to perform the transactions contemplated by this Agreement. The Parent's execution and delivery of this Agreement and the Related Documents and its performance of the transactions contemplated herein have been duly authorized by all requisite action, including, without limitation, by the Parent's board of directors. This Agreement and the Related Documents have been duly and validly executed and delivered by the Parent and constitute legal, valid and binding obligations of the Parent, enforceable in accordance with their terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency or similar laws relating to creditors' rights and remedies generally.

SECTION 5.3. Securities Act and Exchange Act Filings. The Parent has furnished or made available to the Purchaser via the EDGAR website maintained by the SEC, complete and accurate copies, as amended or supplemented, of its: (a) its Annual Report on Form 10-K for of the Fiscal Year ended September 30, 2012 and filed on December 26, 2012, except as may otherwise be restated pursuant to the Restatement 8-K (as defined herein) and (b) all other reports filed by the Parent under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and all proxy or information statements filed by the Parent under subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since November 14, 2011 (such documents are collectively referred to herein as the “Parent Reports”). The Parent Reports constitute all of the documents required to be filed by Parent under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from November 14, 2011 through the date of this Agreement. Parent Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. Except for the Parent’s Quarterly Report on Form 10-Q for the period ended June 30, 2013, each Parent Report filed under the Exchange Act was filed on or before its due date (if any) or within the applicable extension period provided under the Exchange Act. As of their respective dates, Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 5.4. Financial Statements. Except for the Annual Report on Form 10-K for the fiscal year ended September 30, 2012, as well as the Quarterly Reports on Form 10-Q for the periods ended December 31, 2012 and March 31, 2013, the audited financial statements and unaudited interim financial statements of the Parent included in the Parent Reports (collectively, the “Parent Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Securities Exchange Act of 1934 (the “Exchange Act”)), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Parent as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Parent.

SECTION 5.5. Undisclosed Liabilities. Except as set forth in the Parent Reports, to the knowledge of the Parent, the Parent does not have any material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Parent Reports referred to in Section 4.5 and (b) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet. As used in this Agreement, “Ordinary Course of Business” means the ordinary course of the Parent’s business, consistent with past custom and practice (including with respect to frequency and amount).

SECTION 5.6. Absence of Certain Changes or Events. Except as set forth in the Parent Reports, since June 30, 2013:

(a) There has not been (i) any material adverse change, financial or otherwise, in the business, operations, properties, assets, or condition of the Parent (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of the Parent;

(b) The Parent has not (i) amended its Articles of Incorporation or by-laws; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to shareholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of the Parent; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transactions; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for, or with its officers, directors, or employees;

(c) Except in the ordinary course of business or as otherwise as set forth on Schedule 5.8, the Parent has not (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Parent balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, property, or rights (except assets, property, or rights not used or useful in its business which, in the aggregate have a value of less than $5,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $5,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of the Parent; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

(d) To the best knowledge of the Parent, it has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of the Parent.

SECTION 5.7 Consents and Approvals. No filing or registration with, no notice to, and no permit, authorization, consent or approval of any Governmental Authority or any other person is necessary for the Parent to execute and deliver this Agreement and the Related Documents.

SECTION 5.8 Brokers' Fees and Commissions. Neither the Parent nor any of its directors, officers, employees or agents has employed any investment banker, broker, finder or intermediary, and no fee or other commission is owed to any third party, in connection with the transactions contemplated herein except as set forth in Schedule 5.8 of the Disclosure Schedule.

ARTICLE VI

COVENANTS

SECTION 6.1. Access to Information. During the period from the date of this Agreement and continuing until the Closing, at reasonable times without causing unreasonable disruption, the Seller shall give the Purchaser and its authorized representatives full access to all personnel, offices and other facilities, and to all books and records of the Seller (including, without limitation, Tax Returns and accounting work papers) and will permit the Purchaser to make, and will fully cooperate with regard to, such inspections in order to conduct, among other things, interviews of individuals and visual inspections of facilities as the Purchaser may reasonably require and will fully cooperate in such interviews and inspections and will cause the Seller's officers to furnish to the Purchaser such financial and operating data and other information with respect to the Business and the Goodwill as the Purchaser may from time to time reasonably request.

SECTION 6.2. All Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement including, without limitation, fulfillment of the Conditions of Closing set forth in Article VI hereof. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement including, without limitation, the execution of additional instruments, the proper officers and directors of the Purchaser and the Seller shall take all such necessary action.

SECTION 6.3. Consents and Approvals. The parties hereto each will cooperate with one another and use all reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by, all third parties and Governmental Authorities necessary to consummate the transactions contemplated herein.

SECTION 6.4. Public Announcements. The Purchaser and the Seller will consult with each other and will mutually agree upon the content and timing of any press releases or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law or based upon the advice of counsel that such disclosure would be prudent under applicable securities laws.

SECTION 6.5. Confidentiality. The Seller shall not use, publish, or disclose to any other person any confidential or proprietary information comprising part of the Goodwill or relating to the Business or the transactions contemplated by this Agreement; provided, however, that the foregoing restrictions shall not apply to information: (a) that is necessary to enforce the rights of the Seller under, or defend against a claim asserted under, this or any other agreement with the Purchaser, (b) that is necessary or appropriate to disclose to any Governmental or Regulatory Authority having jurisdiction over the Seller, or as otherwise required by law, (c) that becomes generally known other than through a breach of this Agreement by the Seller, or (d) that is necessary or appropriate in the ordinary course of the Seller's business. The Seller, acknowledges that the Purchaser does not have an adequate remedy at law for the breach of this Section 5.7 and that, in addition to any other remedies available, injunctive relief may be granted for any such breach.

SECTION 6.6. Disclosure Supplements. Prior to the Closing, each party to this Agreement will promptly supplement or amend the Disclosure Schedule with respect to any matter heretofore existing or hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of the Seller contained in Article III hereof and for purposes of determining satisfaction of the conditions set forth in Section 6.2 hereof, the Disclosure Schedule delivered by the Seller shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

SECTION 6.7. Restrictions on Transfer. The Seller agrees that prior to a termination under this Agreement pursuant to Section 9.7 and Section 9.8 hereof, it will not directly or indirectly sell, assign, transfer, give, pledge, encumber or otherwise dispose of any portion of the Goodwill except in the ordinary course of business and the Seller further agrees not to enter into any agreement relating to these matters or to conduct any discussions related to any of these matters.

SECTION 6.8. No Solicitation of Transaction. The Seller shall not, and shall use its best efforts to cause its representatives not to, directly or indirectly, take any of the following actions with any person other than the Purchaser without the prior written consent of the Purchaser: (A) solicit, initiate, facilitate or encourage, or furnish information with respect to the Seller, in connection with, any inquiry, proposal or offer with respect to any merger, consolidation or other business combination involving the Seller or the acquisition of all or a substantial portion of the assets of, or any securities of, the Seller (an “Alternative Transaction”); (B) negotiate, discuss, explore or otherwise communicate or cooperate in any way with any third party with respect to any Alternative Transaction; or (C) enter into any agreement, arrangement or understanding with respect to an Alternative Transaction or requiring the Seller to abandon, terminate or refrain from consummating a transaction with the Purchaser.

SECTION 6.9. No Trading. The Seller and its shareholders have not, directly or indirectly, and no person acting on behalf of or pursuant to any understanding with them, has engaged in any transactions in the securities of SSPC (including, without limitation, any short sales involving any of the SSPC’s securities) since the time that the Seller was first contacted by SSPC, any of SSPC’s representatives or any other person regarding SSPC’s acquisition of the Goodwill.

SECTION 6.10. Current Report. In connection with the Closing, the Parties shall file a current report on Form 8-K relating to this Agreement and the transactions contemplated hereby (the “Current Report”). Each of the Parent and Purchaser shall cause the Current Report to be filed with the SEC no later than four business days of the execution of this Agreement and of the Closing and to otherwise comply with all requirements of applicable federal and state securities laws.

ARTICLE VII

CLOSING CONDITIONS

SECTION 7.1. Conditions to Each Party's Obligations under this Agreement. Each party's obligations under Article I and Article II of this Agreement shall be subject to each of the Parties having obtained any and all approvals, consents, licenses, permits and authorizations from Governmental Authorities, if any, in form and substance satisfactory to the other Party, necessary to permit such Party to perform its obligations hereunder, to consummate the transactions contemplated herein, and to continue to conduct the Business as presently conducted and in accordance with applicable Law.

SECTION 7.2. Conditions to the Obligations of the Purchaser. The Purchaser's obligations under this Agreement shall be further subject to the satisfaction or to the waiver by the Purchaser of the following conditions precedent:

(a) Performance of Obligations of Seller. Each of the Seller's pre-Closing obligations shall have been duly performed in all material respects, and each of the representations and warranties of the Seller contained in this Agreement shall be true and correct, in all material respects, as of the date of this Agreement and as of the Closing as if made immediately prior to the Closing (except as to any representation or warranty which specifically relates to another date), and the Purchaser shall have received a certificate to that effect signed by an officer of the Seller in a form reasonably satisfactory to the Purchaser.

(b) Minicucci Employment Agreement. Alex Minicucci and the Purchaser or Parent shall have entered into an employment agreement, which shall contain a non-compete provision and similar restrictive covenants in the form agreed to by Minicucci and Parent (the “Minicucci Employment Agreement”). The terms of the Minicucci Employment Agreement are anticipated to include an annual base salary of $375,000. Upon the execution of the Minicucci Employment Agreement, Minicucci shall be appointed to the Board of Directors of SSPC.

(c) Contract Consents. Any and all requisite consents, waivers or authorizations from third parties required for the assumption by the Purchaser of the assumed contracts shall have been obtained without any adverse effect on the terms of such contracts.

(d) Equity Financing. SSPC shall have completed an equity financing (the “Financing”) in form and substance satisfactory to SSPC resulting in gross proceeds of at least $3,000,000 and up to a maximum of $10,000,000.

(e) Due Diligence. SSPC shall have completed its due diligence of the operation of the Goodwill of the Seller, the results of which shall have been deemed satisfactory in the sole discretion of SSPC, its agents, employees and representatives.

(f) Agreement. The Purchaser, Parent and Intellectual Capital Management, Inc. d/b/a SMS Masterminds, a Nevada corporation will have duly executed an Amended and Restated Asset Purchase Agreement (the "Asset Purchase Agreement") dated as of even date herewith.

(g) Other Documents. The Purchaser shall have received any such other documents or other materials it may reasonably request to consummate the transactions contemplated herein.

SECTION 7.3. Conditions to the Obligations of the Seller. The Seller's obligations under Article I and Article II of this Agreement shall be further subject to the satisfaction or to the waiver by the Seller of the following conditions precedent:

(a) Closing Payment. The Seller shall have received the Purchase Price.

(b) Performance of Obligations of Purchaser. Each of the pre-Closing obligations of the Purchaser shall have been duly performed, and the representations and warranties of the Purchaser contained in this Agreement shall be true and correct, in all material respects as of the date of this Agreement and as of the Closing Date as though made immediately prior to the Closing (except as to any representation or warranty which specifically relates to another date), and the Seller shall have received a certificate to that effect signed by an officer of the Purchaser substantially in a form reasonably acceptable to the Seller.

(c) The Seller shall have received a fully signed copy of the Minicucci Employment Agreement.

(d)               Other Documents. The Seller shall have received from the Purchaser any such other documents or other materials as the Seller may reasonably request to consummate the transactions contemplated herein.

(e)                Exchange Act Filings. The Parent shall have filed all required reports under Section 13 or 15(d) of the Exchange Act including, but not necessarily limited to, any restated reports required to be made as set forth in the Parent’s Current Report on Form 8-K filed August 22, 2013 (the “Restatement 8-K”).

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

SECTION 8.1. Survival. All representations, warranties, covenants and agreements contained in this Agreement and the Related Documents shall be deemed to have been relied upon by the parties hereto, and shall survive the Closing; provided that any such representations, warranties, covenants and agreements shall be fully effective and enforceable only for a period of three (3) years following the Closing Date, and shall thereafter be of no further force or effect, and the indemnification obligations of any party hereto in respect of any misrepresentations or related warranties to which such party had knowledge prior to the Closing, shall survive indefinitely. Additionally, the parties agree that the indemnification obligations set forth in this Article VIII shall survive with respect to any Existing Litigation and as to any claims made within the applicable survival period until finally resolved. The representations, warranties, covenants, and agreements contained in this Agreement or in any certificate, schedule, document, or other writing delivered by or on behalf of any party pursuant hereto shall not be affected by any investigation, verification, examination or knowledge acquired or capable of being acquired by any other party hereto or by any person acting on behalf of any such other party.

SECTION 8.2. Indemnification of the Purchaser. From and after the Closing, the Seller agrees to indemnify, defend and hold harmless the Purchaser and the Parent and their respective directors, officers, employees, owners, agents and affiliates and their successors and assigns or heirs and personal representatives, as the case may be (each a "Purchaser Indemnified Party") from and against, and to promptly pay to or reimburse a Purchaser Indemnified Party for, any and all losses, damages and expenses (including, without limitation, reasonable attorneys' and other advisors' fees and expenses), suits, actions, claims, deficiencies, liabilities or obligations (collectively, the "Losses") sustained by such Purchaser Indemnified Party relating to, caused by or resulting from: (a) any misrepresentation, breach of warranty, or failure to fulfill or satisfy any covenant or agreement made by the Seller; (b) the operations and business of the Seller through the Closing Date, to the extent such Losses do not constitute Assumed Liabilities; and (c) the Excluded Liabilities.

SECTION 8.3. Indemnification of the Seller. From and after the Closing, the Purchaser agrees to indemnify, defend and hold harmless the Seller and his successors and assigns or heirs and personal representatives, as the case may be (each, a "Seller Indemnified Party") from and against, and to promptly pay to or reimburse a Seller Indemnified Party for, any and all Losses sustained by such Seller Indemnified Party relating to, caused by or resulting from: (a) any misrepresentation, breach of warranty, or failure to fulfill or satisfy any covenant or agreement made by the Purchaser contained herein or in any of the Related Documents; (b) the operation of the Business solely by the Purchaser after the Closing; and (c) the Assumed Liabilities.

SECTION 8.4. Indemnification Procedure for Third Party Claims Against Indemnified Parties.

(a) Notice. With respect to any matter for which indemnification is claimed pursuant to Section 8.2, the Purchaser Indemnified Party will notify the Seller in writing promptly after becoming aware of such matter. With respect to any matter for which indemnification is claimed pursuant to Section 8.3, the Seller Indemnified Party will notify the Purchaser in writing promptly after becoming aware of such matter. A failure or delay to promptly notify an indemnifying party of a claim will only relieve such indemnifying part of its obligations pursuant to this Section 8 to the extent, if at all, that such party is prejudiced by reason of such failure or delay.

(b) Defense of Claim. Promptly after receipt of any notice pursuant to Section 8.4, the indemnifying party shall defend, contest, settle, compromise or otherwise protect the indemnified party against any such claim for Losses at its own cost and expense. Each indemnified party will have the right, but not the obligation, to participate, at its own expense, in the defense by counsel of its own choosing; provided, however, that the indemnifying party will be entitled to control the defense unless the indemnified party has relieved the indemnifying party in writing from liability with respect to the particular matter. The indemnified party shall reasonably cooperate with the indemnifying party’s requests, and at the indemnifying party’s expenses (including, but not limited to, indemnifying party’s paying or reimbursing the indemnified party’s reasonable attorneys’ fees and investigation expenses), concerning the defense of the claim for Losses. The indemnifying party shall include the indemnified party in any settlement discussions.

(c) Failure to Defend. If the indemnifying party does not timely defend, contest or otherwise protect against a claim for Losses after receipt of the required notice, the indemnified party will have the right, but not the obligation, to defend, contest or otherwise protect against same, make any compromise or settlement therefore, and record the entire cost therefore from the indemnifying party, including, without limitation, reasonable attorneys’ fees, disbursements and all amounts paid as a result of such suit, action, investigation and Losses.

ARTICLE IX

GENERAL PROVISION

SECTION 9.1. Amendment and Modification; Waiver of Compliance. Neither the Purchaser, on the one hand, nor the Seller, on the other hand, will be deemed as a consequence of any delay, failure, omission, forbearance or other indulgence of such party: (i) to have waived, or to be estopped from exercising, any of its rights or remedies under this Agreement; or (ii) to have modified or amended any of the terms of this Agreement, unless such modification or amendment is set forth in writing and signed by the party to be bound thereby. No single or partial exercise by the Purchaser or the Seller of any right or remedy will preclude any other right or remedy, and a waiver expressly made in writing on one occasion will be effective only in that specific instance and only for the precise purpose for which given, and will not be construed as a consent to or a waiver of any right or remedy on any future occasion or a waiver of any right or remedy against any other party.

SECTION 9.2. Validity. If any provision of this Agreement or the application of any such provision to any party hereto or any circumstances relating hereto shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such party or circumstances, other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by Law.

SECTION 9.3. Parties in Interest. This Agreement shall not confer upon any other person any rights or remedies of any nature whatsoever.

SECTION 9.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon the earlier to occur of delivery thereof if by hand or upon receipt or on the second next business day after deposit if sent by a recognized overnight delivery service as follows:

If to the Purchaser:	With a copy to:
The SpendSmart Payments Company 2680 Berkshire Pkwy, Suite 130 Des Moines, Iowa 50325	Seth I. Rubin, Esq. Ruskin Moscou Faltischek, P.C. 1425 RXR Plaza East Tower, 15th Floor Uniondale, NY 11556

If to the Seller, to:	With a copy to:
Alex Minicucci 805 Aerovista Pkwy #205 San Luis Obispo, CA 93401	Peter Campitiello, Esq. Kane Kessler, P.C. 1350 Avenue of the Americas New York, N.Y. 10019

; provided that each of the parties hereto shall promptly notify the other parties hereto of any change of address, which address shall become such party's address for the purposes of this Section 9.4.

SECTION 9.5. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the choice of law principles thereof. In the event of a dispute hereunder, there shall be exclusive jurisdiction in the Federal and State courts sitting in the City, County and State of New York. The party prevailing shall be entitled to recover its reasonable legal fees and expenses from the party not prevailing.

SECTION 9.6. Entire Agreement. This Agreement, including the Disclosure Schedule, and the Related Documents embody the entire agreement and understanding of the parties hereto and supersede all prior agreements and understandings between the parties hereto, whether written or oral, express or implied, with respect to such subject matter herein and therein.

SECTION 9.7. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(i) by mutual written consent of the Purchaser and the Seller;

(ii) by the Purchaser if any of the representations or warranties of the Seller contained herein are not in all material respects true, accurate and complete or if the Seller breaches any covenant or agreement contained herein in any material respect, and the same is not cured within 30 days after notice thereof;

(iii) by the Seller if any of the representations or warranties of the Purchaser contained herein are not in all material respects true, accurate and complete or if the Purchaser breaches any covenant or agreement contained herein in any material respect; and the same is not cured within 30 days after notice thereof; or

(iv) By Purchaser if (A) the Closing has not occurred by December 31, 2013 and (B) such party has performed all of its obligations hereunder and has satisfied all of the conditions to Closing to be satisfied for the other party to proceed.

Section 9.8. Effect of Termination. In the event of a termination of this Agreement pursuant to Section 9.7, written notice thereof shall promptly be given to the other party (parties) hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by the other party hereto. Notwithstanding such termination and anything contained to the contrary herein, each party shall have the right to seek all legal remedies available for breach of this Agreement.

Section 9.9. Assignment. The Seller may not assign any of its rights under this Agreement without the prior consent of the Purchaser. The Purchaser may assign this Agreement without the prior consent of the Seller. Notwithstanding the foregoing, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties.

Section 9.10. Enforceability. If any provision of this Agreement is found to be unenforceable, the balance of this Agreement shall be deemed enforceable without the provision in questions.

Section 9.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 9.12. Expenses. Except as otherwise expressly provided in this Agreement, each party will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

PURCHASER:

THE SPENDSMART PAYMENTS COMPANY, a California Corporation

By:	/s/ Michael R. McCoy
Name: Michael R. McCoy
Title: President

PARENT:

THE SPENDSMART PAYMENTS COMPANY, a Colorado Corporation

By:	/s/ Bill Hernandez
Name: Bill Hernandez
Title: President

SELLER:

By:	/s/ Alex Minicucci
Alex Minicucci